Exhibit 99.1

CONTACTS:
SOLERA NATIONAL BANCORP, INC.
DOUGLAS CRICHFIELD, PRESIDENT & CEO
(303) 937-6429	NEWS RELEASE
ROBERT J. FENTON, EVP & CFO
(303) 202-0933

Solera National Bank to Acquire Deposits from Liberty Savings Bank

LAKEWOOD, CO — February 20, 2013,  Solera National Bancorp, Inc. (OTCQB: SLRK), announced today that its wholly-owned banking subsidiary, Solera National Bank, has entered into a Purchase and Assumption agreement with Liberty Savings Bank, FSB, headquartered in Wilmington, Ohio, whereby Solera will assume approximately $12 million of customer deposits from Liberty’s Lakewood, Colorado branch.  The transaction is subject to regulatory approvals and is expected to close in the second quarter of 2013.

“This transaction will bring approximately 800 new accounts to Solera and is a great fit for our expanding franchise,” said Douglas Crichfield, President and CEO of Solera National Bancorp, Inc.  “We welcome these customers to the Solera family.  They will enjoy the personalized service we offer along with a full range of personal and business banking products to meet their needs.  We look forward to working closely with Liberty over the next few months to ensure a seamless transition for these acquired relationships.”

“The transaction is expected to be immediately accretive to our earnings, and provide further opportunities to expand our lending activities both through our commercial banking platform and our new residential mortgage operation,” Crichfield continued.

Additional benefits and details for the transaction are as follows:

•      Substantial 18% increase in core deposits, with no time deposits included in the transaction;

•      Improves the value of the banking franchise and improves efficiency of existing branch;

•      Estimated 5 basis points improvement in the cost of deposits;

•      With no purchase of premises, the transaction allows for considerable cost savings;

•      Ease of integration with acquired branch given close proximity to Solera;

•      Opportunity to capture additional market share through cross-selling of other products and services to new customers.

St. Charles Capital, LLC acted as financial advisor, and Fairfield & Woods, P.C. provided legal counsel to Solera on this transaction.

Solera National Bancorp, Inc. recently reported earnings of $281,000, or $0.11 per share in 2012, up 16% compared to $242,000, or $0.09 per share in 2011.  Growing loan demand generated a 7% year-over-year increase in gross loans and contributed to profitability in 2012.  Net income for the fourth quarter of 2012 was $113,000, or $0.04 per share, compared to $74,000, or $0.03 per share in the preceding quarter and $166,000, or $0.07 per share in the fourth quarter a year ago.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

All information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.